   AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997

                                               SECURITIES ACT FILE NO. 333-


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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM N-2
                       (CHECK APPROPRIATE BOX OR BOXES)

[X]         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[_]                       PRE-EFFECTIVE AMENDMENT NO.
[_]                      POST-EFFECTIVE AMENDMENT NO.

                               ----------------

                           MEDALLION FINANCIAL CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          205 EAST 42ND STREET, SUITE 2020, NEW YORK, NEW YORK 10017
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                (212) 682-3300
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

                                ALVIN MURSTEIN
                            CHIEF EXECUTIVE OFFICER
                           MEDALLION FINANCIAL CORP.
                       205 EAST 42ND STREET, SUITE 2020
                           NEW YORK, NEW YORK 10017
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                WITH COPIES TO:

       STEVEN N. FARBER, ESQ.                  CHRISTOPHER E. MANNO, ESQ.
        STANLEY KELLER, ESQ.                    WILLKIE FARR & GALLAGHER
         PALMER & DODGE LLP                       153 EAST 53RD STREET
          ONE BEACON STREET                     NEW YORK, NEW YORK 10022
     BOSTON, MASSACHUSETTS 02108                     (212) 821-8000
           (617) 573-0100

                               ----------------

  APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box [_]

  It is proposed that this filing will become effective (check appropriate box):

 [_] when declared effective pursuant to Section 8(c) of the Securities Act of 1933.

 [X] This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 and the Securities Act registration statement number of the earlier effective registration statement for the same offering is 333-24877.

       CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

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
                                                       PROPOSED      PROPOSED
                                                        MAXIMUM       MAXIMUM
               TITLE OF                   AMOUNT       OFFERING      AGGREGATE     AMOUNT OF
           SECURITIES BEING                BEING         PRICE       OFFERING    REGISTRATION
              REGISTERED               REGISTERED(1)   PER SHARE       PRICE          FEE
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
Common Stock, $.01 par value.........     575,000       $17.25      $9,918,750      $3,006

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(1) Includes 75,000 shares which may be sold by the Company pursuant to an option granted to the Underwriters solely to cover over-allotments, if any.

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

  This registration statement is being filed with respect to the registration of additional shares of Common Stock, $.01 par value per share, of Medallion Financial Corp., a Delaware corporation, for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement (File No. 333-24877) are incorporated in this registration statement by reference.

  The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE 13TH DAY OF MAY, 1997.

                                          Medallion Financial Corp.

                                                    /s/ Alvin Murstein
                                          By: _______________________________
                                             Alvin MursteinChairman and Chief
                                                     Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSON IN THE CAPACITIES AND ON THE DATES INDICATED.

             NAME                           TITLE                    DATE

      /s/ Alvin Murstein           Chairman and Chief            May 13, 1997
-------------------------------     Executive Officer
        Alvin Murstein              (Principal Executive
                                    Officer)

               *                   Treasurer and Chief           May 13, 1997
-------------------------------     Financial Officer
        Daniel F. Baker             (Principal Financial and
                                    Accounting Officer)

               *                   Director                      May 13, 1997
-------------------------------
        Mario M. Cuomo

               *                   Director                      May 13, 1997
-------------------------------
       Stanley Kreitman

               *                   Director                      May 13, 1997
-------------------------------
       David L. Rudnick

               *                   Director                      May 13, 1997
-------------------------------
         Benjamin Ward

    *By /s/ Alvin Murstein
-------------------------------
        Alvin Murstein
       Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.   TITLE                                                            PAGE
 ------- -----                                                            ----
 l.      --Opinion and consent of Palmer & Dodge LLP.*
 n.1     --Consent of Arthur Andersen LLP relating to its report
           concerning Medallion Financial Corp. dated February 19, 1997.*
 n.2     --Consent of Arthur Andersen LLP relating to its report
           concerning Edwards Capital Company dated March 26, 1997.*
 n.3     --Consent of Arthur Andersen LLP relating to its report
           concerning Transportation Capital Corp. dated March 26, 1997.*
 n.4     --Consent of Arthur Andersen LLP relating to its report
           concerning Tri-Magna Corporation dated March 26, 1997.*
 n.5     --Consent of Coopers & Lybrand LLP relating to its report
           concerning Transportation Capital Corp. dated October 24,
           1995.*
 n.6     --Consent of Friedman, Alpren & Green LLP relating to its
           report concerning Edwards Capital Company dated January 28,
           1995.*

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* Filed herewith.